MFS Fund Distributors, Inc.

500 Boylston Street, Boston, MA 02116-3741

800.343.2829 mfs.com

May 2, 2011

Nationwide Financial Services, Inc.

One Nationwide Plaza, 1-12-101

Columbus, Ohio 43215

Attention: Associate Vice President, NIA Operations and Third Party Relations

Re:	MFS Variable Insurance Trust and MFS Variable Insurance Trust II (the “Trusts”)

Dear Steven D. Pierce:

The purpose of this Letter Agreement is to confirm certain financial arrangements between MFS Fund Distributors, Inc. (“MFD”), the underwriter to the Trusts, and Nationwide Financial Services, Inc. (“Nationwide”), in connection with Nationwide’s investment in the Trusts listed in Schedule A. With effect from November 25, 2009, MFD agrees to pay an administrative services fee to Nationwide equal, on an annualized basis, to 0.25% on the Net Assets of the Trusts attributable to variable life or variable annuity contracts (“Policies”) offered by Nationwide or its affiliates. (For purposes hereof, Nationwide’s Net Assets shall include those assets attributable to the Policies for which administrative services are provided by Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company.) Such fee shall be paid quarterly (on a calendar year basis) in arrears. Such fee shall continue to be due and payable for so long as Nationwide provides the services contemplated hereunder with respect to Policies under which amounts are allocated to the Trusts provided, however, that no such fee shall be due and owing for any period subsequent to the termination of the Participation Agreement among the Trusts, Nationwide and MFD dated May 2, 2011, as may be amended from time to time. Administrative services are described in Schedule B attached to this letter agreement.

Each party may disclose that it has entered into this arrangement. Further, each party may disclose the annual fees payable to Nationwide under this Agreement.

This Letter Agreement shall supersede all prior agreements relating to its subject matter including, but not limited to, the Participation Agreement by and among Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Nationwide Life Insurance Company of America, Nationwide Life and Annuity Company of America, and Massachusetts Financial Services Company dated February 1, 2003, as amended.

Nationwide Financial Services, Inc.

May 2, 2011

Please confirm your understanding of this arrangement by having the enclosed duplicate of this letter signed where indicated below and returning the executed duplicate to me.

Very truly yours, MFS FUND DISTRIBUTORS, INC.

/s/ James A. Jessee
James A. Jessee President

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Steven D. Pierce
Name:	Steven D. Pierce
Title:	Associate Vice President, NIA Operations and Third Party Relations

Schedule A

Share Class	Trust	Portfolios Applicable to Policies
Initial	VIT I	MFS Value Series

Service	VIT I	MFS Growth Series

Service	VIT I	MFS Research Series

Service	VIT I	MFS Investors Trust Series

Initial and Service	VIT I	MFS Total Return Series

Service	VIT I	MFS Utilities Series

Service	VIT I	MFS New Discovery Series

Initial and Service	VIT I	MFS Investors Growth Stock Series

Service	VIT I	MFS Mid Cap Growth Series

Service	VIT I	MFS Value Series

Service	VIT I	MFS Research International Series

Service	VIT II	MFS International Growth Portfolio

Service	VIT II	MFS International Value Portfolio

Initial and Service	VIT II	MFS Global Tactical Asset Allocation Portfolio

SCHEDULE B

Services Provided by Nationwide

Pursuant to the Agreement, Nationwide shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:

1.

Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. Nationwide will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of Nationwide (or its designee) as record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.

Distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.